THE TAIWAN FUND, INC. REVIEW
May 2006

HSBC Investment (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) declined by 4.9% in U.S. dollar terms in May, as a result of U.S. market corrections driven by concerns over rising energy prices and rate hikes. Concerns over possible inventory build in the technology sector triggered more profit taking in the market given its recent strong performance. Talk of the Legislative Yuan reviewing employees’ stock bonuses also put pressure on the market. Both foreign investors and proprietary traders became net sellers and net sold NT$ 30.1 billion and NT$ 154 million, respectively. Local institutions remained net sellers and net sold NT$ 16.4 billion. On the economic front, Taiwan’s Leading Index increased 1.0% and the Coincident Index rose 0.8% in April. April export orders grew by 18.6% year-over-year to US$ 24.7 billion, the second highest order amount in history. The strong growth rate suggests that foreign demand could be the key growth driver in 2006. The unemployment rate fell to 3.78% in April, and the seasonally-adjusted unemployment rate declined slightly to 3.93%, indicating that the job market is improving. In terms of sector performance, construction (+14.1%) and cement (+4.2%) outperformed expectations in May since these groups are perceived to be beneficiaries of asset reflation. On the other hand, the technology (-6.3%) and retail (-7.2%) sectors were underperformers in May due to low PC demand and domestic consumption.
Fund Performance Review:
The Fund underperformed its benchmark by 0.3% in May. Overweight positions in the light-emitting diode (“LED”) sector and underweight positions in the foundry sector contributed positively to performance. Overweight positions in the handset sector and the packaging and testing sector negatively contributed to performance.
Investment Strategy:
In the short term, we expect that the market will remain weak until there are resolutions to both the political turmoil in Taiwan and the issues in the global equity market. Asset reflation could coincide with the development of relations between Taiwan and China. We expect that stocks will see their share of prices decline from current levels if the political uncertainty in Taiwan endangers potential relations between Taiwan and China. Because of both the slow PC season in the second quarter and the fact that several companies’ sales figures turned out to be lower than expected, we have doubts regarding the strength of the technology sector. However, we still have a positive outlook for the second half of 2006. We think that technology and selected industrial shares are facing their weak period now, and we anticipate that they may improve by the third quarter of 2006.
In the long-term, we believe that we are currently at the low end of the trading range, and we expect that we will see better results for the market as we move into the latter half of 2006. Reasons for improved results may include further improvement in Taiwan-China relations and a stronger NT dollar, both of which would support domestic securities transactions and improve technology product demand as we move into the late third quarter-early fourth quarter peak season. On the liquidity front, foreign liquidity inflow has been supportive of the market since late 2005. We expected that liquidities’ support of the market would only be sustainable with favorable technology performance. We maintain this expectation for the second half of 2006 but anticipate that another important liquidity driver for the market will be domestic investors. We expect that the possible improvement in the coming months in relations between Taiwan and China will attract more domestic liquidity into the equity market.
In terms of valuation, the market is trading at reasonable levels relative to its historical trading range. The market is trading at 2.1x P/B with an estimated 17% ROE and close to 4% dividend yield. We plan to remain moderately aggressive in our investment strategy considering the good earnings growth momentum of the technology sector in 2006 due especially to handset components, consumer electronics and IC design sectors. Additionally, since domestic demand has been picking up, we plan to increase weighting in financial and property sectors. At the same time, we expect to reduce some richly valued technology shares that have price to earnings ratios of greater than 13. For cyclical industrial investments, we plan to remain underweight in the petrochemical, paper and textile sectors based on the assumption of a downward trend in these sectors in the coming year. We expect to maintain a neutral position in the steel/construction sector as the demand in those areas has been strong.
Total Fund Sector Allocation

	% of	% of
As of 05/31/06	Total Fund	TAIEX
PC & Peripherals	12.8	17.23
Telecommunication	18.4	5.76
Electronic Components	13.7	4.45
Semiconductor Manufacturing	13.4	14.59
Financial Services	9.4	17.75
TFT-LCD	9.2	4.91
IC Design	7.0	3.51
Iron & Steel	2.6	2.96
Memory IC	3.6	2.33
Electronics	2.1	1.91
Plastics	1.5	9.63
Transportation	0.0	2.31
Others	0.0	1.93
Chemicals	0.0	1.51
Textiles	0.0	1.47
Construction	3.3	1.40
Electric & Machinery	0.7	1.26
Automobile	0.0	1.21
Foods	0.0	0.86
Wholesale & Retail	0.0	0.80
Rubber	0.0	0.63
Elec. Appliance & Cable	0.0	0.58
Paper & Pulp	0.0	0.39
Glass & Ceramics	0.0	0.32
Tourism	0.0	0.30
Computer Service and Software	0.0	0.00
Cement	0.0	0.00
Biotech	0.0	0.00
Securities	0.0	0.00
Total	97.7	100.00
Cash	2.3

Technology	80.2	54.69
Non-Technology	8.1	27.56
Financial	9.4	17.75

Total Net Assets: US$300.30Million
Top 10 Holdings of Total Fund Portfolio

As of 5/31/06	% of Total Portfolio
Hon Hai Precision Industry Co. Ltd	6.65

High Tech Computer Corp.	5.94

Epistar Corp.	4.84

Kinsus Interconnect Technology Corp.	4.53

MediaTek, Inc.	4.50

Taiwan Semiconductor Manufacturing Co.	4.26

Catcher Technology Co. Ltd.	4.01

Siliconware Precision Industries Co.	3.84

Cathay Financial Holding Co. Ltd.	3.66

Largan Precision Co. Ltd.	3.56

Total	45.78
NAV: US$18.35     Price: US$17.06     Discount:-7.03%
No. of Shares: 16.4Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index
One Month	-5.41	-4.91	-4.90
Fiscal Year to Date (c)	24.73	16.02	16.33
One Year	23.80	10.86	15.30
Three Years	22.20	17.65	21.34
Five years	8.45	7.53	N/A
Ten Years	2.39	-0.09	N/A
Since Inception	10.51	10.78	N/A

(a) Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.
(b) Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.
(c) The Fund’s fiscal year commences on September 1.
(d) The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 04/28/06	As of 05/31/06
TAIEX	7171.77	6846.95
% change in NTD terms	8.43	-8.71
% change in USD terms	8.46	-7.52
NTD Daily avg. trading volume (In Billions)	123.91	133.14
USD Daily avg. trading volume (In Billions)	3.88	4.16
NTD Market Capitalization (In Billions)	16844.64	17282.60
USD Market Capitalization (In Billions)	527.93	539.49
FX Rate: (NT$/US$)	31.907	32.035

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Victor Shih
Deputy Fund Manager: Steven Chan

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